Exhibit 99.4

Consent

I, Alex A. Molinaroli, hereby consent to being named in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Tyco International plc (the “Company”) on April 4, 2016 (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of January 24, 2016, among Johnson Controls, Inc., the Company, and certain other parties named therein, including Jagara Merger Sub LLC, as a person who will become a director of the Company and to the filing of this consent as an exhibit to the Registration Statement.

[Signature Page to Follow]

/s/Alex A. Molinaroli
Name: Alex A. Molinaroli

Dated: April 4, 2016

[Signature Page to Consent]